DR. RAJESWARAN ASSUMES PRESIDENCY OF SENTRY PETROLEUM LTD.

Denver, Colorado - (Marketwire - May 30, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Dr. Raj Rajeswaran has assumed all responsibilities and duties of President effective immediately.

Dr. Rajeswaran has been active in the oil and gas industry for 25 years and has held senior positions with such firms as Arco and Mobil. Dr. Rajeswaran was awarded a Ph.D. in Petroleum Engineering from Heriot-Watt University in Scotland and a Masters in Business Administration from Hull University in the United Kingdom.

Dr. Rajeswaran brings tremendous oil and gas business development expertise to Sentry Petroleum. He is presently special oil and gas advisor to the Bank of Scotland, International Corporate Banking Division for South East Asia and has provided independent oil and gas advisory services to Rothschild and Sons, one of the world's leading independent investment banking organizations. Dr. Rajeswaran has worked on numerous large oil and gas field developments and is well acquainted with the requirements for building successful oil and gas operations.

Speaking on behalf of the Board of Directors, Sentry Petroleum Chief Executive Officer Alan Hart commented, "Dr. Rajeswaran's decision to assume the post of Presidency is not only a great boost to our operational capabilities but it is also a vote of confidence in our development strategy. Raj has spent the most recent portion of his career in the business development side of the oil and gas industry. He knows what it takes to build a successful operating oil and gas company and has the relationships and reputation to help make it happen. He will be an extremely important asset to the company and its shareholders and we look to the future with confidence."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.